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                                                              EXHIBIT 12.1




                      TOYOTA MOTOR CREDIT CORPORATION

             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                         Years Ended September 30,
                                ------------------------------------------
                                 2000     1999     1998      1997     1996
                                ------   ------   ------    ------   ------
                                           (Dollars in Millions)

Consolidated income
   before income taxes......    $  170   $  230   $  251    $  283   $  260
                                ------   ------   ------    ------   ------
Fixed Charges
   Interest.................     1,289      940      994       918      820
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third).......        6        6        5         4        4
                                ------   ------   ------    ------   ------

Total fixed charges.........     1,295      946      999       922      824
                                ------   ------   ------    ------   ------
Earnings available
   for fixed charges........    $1,465   $1,176   $1,250    $1,205   $1,084
                                ======   ======   ======    ======   ======

Ratio of earnings to
   fixed charges<F1>........      1.13     1.24     1.25      1.31     1.32
                                  ====     ====     ====      ====     ====

-----------------

<F1>   TMCC has guaranteed certain obligations of affiliates and subsidiaries as discussed in Note 16 of the Consolidated Financial Statements. As of September 30, 2000, TMCC has not incurred any fixed charges in connection with such guarantees and no amount is included in any ratio of earnings to fixed charges. The ratio of earnings to fixed charges for TMS and subsidiaries was 1.87, 1.89, 1.99, 1.92 and 1.49 for the years ended September 30, 2000, 1999, 1998, 1997 and 1996, respectively. The ratio of earnings to fixed charges for TMMNA and subsidiaries was 39.74 and 22.37 for the years ended September 30, 2000 and 1999, respectively.

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